                                                             EXHIBIT 21.1


                                 TELEVIDEO, INC.

                                   SUBSIDIARIES

DOMESTIC

* Advanced MOS Technology Associates, Inc., a California corporation (20%)

* TeleVideo Venture Corporation, a Virginia corporation (Inactive)

* Trimeter Technologies Corporation, a Pennsylvania corporation (36.6%)
  (Inactive)

FOREIGN

* TeleVideo Informatique Systems, S.A.R.L., a French corporation (Inactive)

* TeleVideo Systems Deutschland GmbH, a West German corporation (Inactive)

* TeleVideo Systems International, a Virgin Islands corporation (Inactive)

* TeleVideo Systems International B.V., a Netherlands corporation (Inactive)

* TeleVideo Systems International, Ltd., a United Kingdom corporation
  (Inactive)

* Koram, Inc., A Korean company (50%)